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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE   CONTACT:  Coinstar Inc.

                                  Michelle Avila            Cathy Corley
                                  Public Relations          Investor Relations
                                  (425) 943-8253            (425) 943-8242
                                  mavila@coinstar.com       ccorley@coinstar.com

                  COINSTAR INC. ANNOUNCES EXECUTIVE PROMOTIONS

BELLEVUE, WASH.--FEB. 10, 2000--Coinstar Inc. (NASDAQ: CSTR) today announced two executive promotions in response to the continued growth of its core business and the accelerated potential of its Meals.com subsidiary. Coinstar founder and chairman, Jens Molbak, has assumed the newly created role of CEO of Meals.com while Dan Gerrity, president and chief operating officer, has been promoted to president and CEO of Coinstar Inc.

"Coinstar is fortunate it has the depth in its existing management team to pursue both of these opportunities. Since Dan joined Coinstar in 1993, our network has grown from zero machines to more than 7,000," said Jens Molbak, Coinstar chairman and CEO of the Meals.com subsidiary. "Last year, under Dan's leadership, Coinstar installed a record 2,139 coin-counting machines. Dan intimately knows and understands the needs of this company and has built a strong management team as president and COO. I am confident in his continued leadership of the core business as I assume the new role of CEO of Meals.com."

Mr. Gerrity served as Coinstar vice-president and chief technical officer from 1993 until the spring of 1997, when he was promoted to president and COO of Coinstar. Prior to joining Coinstar, Mr. Gerrity was an early member of the marketing, and later engineering, team at Slate Corporation, a Silicon Valley start-up.

"I'm thrilled to be leading this enterprise. I expect this to be an exciting year for Coinstar and its core business," said new Coinstar president and CEO, Dan Gerrity. "Coinstar's rapid growth has been achieved despite relatively low consumer awareness. We have recently achieved the coast-to-coast network that will allow us to engage in national brand-building activities. More than 90 million people a week walk by a Coinstar machine. In addition, the Coinstar network serves as a backbone for Meals.com and its in-store delivery systems."

Separately, Coinstar announced today that an investor group purchased an 11% interest in Coinstar's Meals.com subsidiary. That group includes Naveen Jain, CEO and founder of InfoSpace.com (NASDAQ: INSP); Steve Hooper, former president and CEO of AT&T Wireless; Wayne Perry, current vice-chairman and former CEO of Nextlink (NASDAQ: NXLK); John Cunningham, a director of InfoSpace.com; and Rufus Lumry, also a director of InfoSpace.com and strategic investor in ImageX.com (NASDAQ: IMGX).

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Said Mr. Molbak, "Meals.com gives us a tremendous `bricks and clicks'
opportunity to offer the supermarket industry the integrated on-line and in-store tools it needs to become more competitive in the face of growing Web-based competition. We are pursuing the Meals.com e-services initiatives to take advantage of the synergies between Coinstar's existing supermarket network and where the supermarket industry is moving in the Internet world. I am excited by this opportunity to help build this business and by the support of our new investor group."

ABOUT MEALS.COM

Meals.com, which generates revenue through advertising, sponsorships, and e-commerce agreements with product manufacturers and retailers, uses the latest Internet technology to save consumers time and money when planning meals and shopping for groceries. Using Meals.com (http://www.meals.com), consumers can quickly browse through more than 12,000 recipes with the click of a mouse. Extensive search, dietary preference and scaling features, helpful commentary and useful cooking tips enable users to come up with great ideas for their next meal. Consumers can plan entire meals days and even weeks in advance. Manufacturers and retailers, on the other hand, receive unparalleled opportunities to build their business in a targeted fashion through site advertising and sponsorship of recipes, which highlight their products.

ABOUT COINSTAR INC.

Recently ranked the country's 18th fastest growing technology company in the 1999 Deloitte and Touche Technology Fast 500, Coinstar Inc. is a coin counting and e-commerce company whose mission is to deliver technology-driven services to consumers in their local supermarkets that save them time and money. Coinstar currently has more than 7,000 of its self-service coin counting machines in leading supermarkets throughout the United States, and worldwide in the United Kingdom and Canada. Consumers can call 1-800-928-CASH or visit www.findcoinstar.com to find the most convenient store location. The company's new Meals.com e-services subsidiary is designed to bridge the gap between the Internet and the store.

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This press release contains forward-looking statements relating to new products and service enhancements. These statements involve a number of risks and uncertainties and the actual results could differ materially from the results identified or implied in any forward-looking statement discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the risks that are more fully described under the caption "Risk Factors" included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc.